Exhibit 99.2

Dunkin’ Brands Announces Third Quarter Cash Dividend

CANTON, Mass. (July 23, 2015) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), today announced that its Board of Directors has declared a quarterly cash dividend to shareholders. The dividend of $0.265 per share of common stock is payable on September 2, 2015 to shareholders of record at the close of business on August 24, 2015.

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About Dunkin' Brands Group, Inc.

With more than 19,000 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of second quarter 2015, Dunkin' Brands' nearly 100 percent franchised business model included more than 11,400 Dunkin' Donuts restaurants and more than 7,600 Baskin-Robbins restaurants.  Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Michelle King (Media)
Director, Investor Relations	Sr. Director, Global Public Relations
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	michelle.king@dunkinbrands.com
781-737-3200	781-737-5200